MANAGEMENT AGREEMENT

This Management Agreement is dated for reference August 4, 2005.

BETWEEN:

BRIAN MCCLAY, businessman, of 938 West 49th Avenue, Vancouver, BC V5Z 2S9

(the “Manager”)

AND:

MOSQUITO CONSOLIDATED GOLD MINES LIMITED, a company having a registered and records office located at Suite 1925, 700 West Georgia Street, PO Box 10037, Pacific Centre, Vancouver, BC, V7Y 1A1

(the “Company”)

WHEREAS:

A. The Company has agreed to retain the services of the Manager on the terms and conditions hereinafter set forth effective the date referenced above; and

B. The Manager has agreed to be retained by the Company upon the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto covenant and agree each with the other as follows:

1.	RETAINER

The Company hereby retains the Manager and the Manager hereby accepts such retainer, to perform the duties and render the services set forth herein during the term of this Agreement.

2.	TERM

This Agreement shall be renewable for a term of one further year subject to the approval of the board of directors prior to each renewal.

3.	COMPENSATION

As compensation for the services of the Manager during the term of this Agreement, the Company shall pay the Manager a monthly salary of $8,000.00.

4.	REIMBURSEMENT FOR EXPENSES

The Manager will be reimbursed for all reasonable out-of-pocket expenses incurred by the Manager in or about the execution of his duties which are pre-approved by the Company.

5.	DUTIES AND SERVICES

In carrying out its obligations under this Agreement the Manager shall:

(a)
subject to the Company's approval and the Company's right to designate legal counsel to engage such legal counsel, auditors, brokers, or other agents as may be necessary for the proper performance of the duties of the Manager hereunder;

(b)
notify the Company promptly of any lawsuits, or governmental orders or actions or any threats thereof that become known to the Manager that might adversely affect the Company or any interest of the Company, provided that in the case of a threat thereof, actual steps to enforce such threat must become known to the Manager or in the Manager's reasonably judgment appear imminent;

(c)
assist the Company in complying with all present and future laws, ordinances, orders, rules, regulations and requirements (the "Laws") of all federal, provincial and local governments, courts, departments, commissions, boards and offices, or any other body exercising functions similar to those of any of the foregoing;

(d)
give prompt notice to the Company of any violation or notice of alleged violation of any Law and to deliver to the Company copies of any such supporting papers received in connection with such notice; the Manager shall not bear responsibility for failure of the Company to comply with such Laws unless the Manager is negligent or has committed a wilful act or omission in the performance of its obligations under this Agreement or in the performance of any other duties owed to the Company or third parties by the Manager;

(e)	assist the Company in obtaining, developing, and maintaining contacts with other persons or companies who might assist the Company in developing and meeting business objectives;

(f)	do all such acts and things as may be required to foster and facilitate and enhance a positive reputation of the Company and its securities in the marketplace;

(g)	handle inquiries and reasonable requests from the general public or any regulatory authorities which, in the event an expenditure of money is required, shall be at the Company's expense;

(h)
notify the Company or any major inquiry, complaint or request made by the general public or any regulatory authority and deliver to the Company copies of any supporting papers received in connection with such inquiry, complaint and request;

(i)	at the Company's expense, undertake public relations and advertising campaigns to advertise and make the public aware of the Company and its business;

(j)
perform all other functions relating to administration and promotion of the Company as may be customary and usual for the management of a company of the size and nature of the Company, in accordance and as limited by this Agreement;

(k)	perform any other services or functions reasonably required by the Company and within the general scope of the Manager's duties as set forth in this Agreement;

(l)	perform other normal business functions and otherwise operate and manage the administration of the Company's business in accordance with and as limited by this Agreement; and

(m)
co-ordinate the release of all information about the Company by filing the prescribed form of documents with governmental regulatory authorities as may be required from time to time including, but not limited to:

-         audited and interim financial statements

-         quarterly reports

-         annual reports

-         filing statements

-         statements of material facts

-         certified copies of directors resolutions

-         notices of change of address

-         news releases.

6.	TERMINATION OF AGREEMENT

Notwithstanding any other provision herein, it is understood and agreed by and between the parties hereto that the Manager may resign his retainer hereunder by giving one month’s written notice of such intention to resign.

7.	CONFIDENTIAL INFORMATION

The parties hereto acknowledge and agree that the Manager will have access to confidential and secret information and therefore the Manager agrees that during the term of this Agreement and on termination or expiry of same, for any reason whatsoever, the Manager will not divulge or utilize for his own benefit or to the detriment of the Company any of such secret or confidential information.

8.	PERSONAL CONTRACT

This Agreement and all other rights, benefits and privileges herein confirmed will be personal, and accordingly may not be assigned by the Manager.

9.	NOTICES

All notices or other instruments or communications provided for in this Agreement shall be in writing and signed by the party giving same and shall be deemed properly given if sent by courier deliver addressed to such part at the address set out above, or to such facsimile number as each party to this Agreement has provided to the other from time to time. Each party may by notice to the other party, specify any other address or facsimile number for the receipt of such notices, instruments or communications. Any notice, instrument or communication sent by facsimile transmission shall be deemed properly given only when received by the person to whom it is sent.

10.	APPLICABLE LAW

This Agreement shall be governed by the laws of the Province of British Columbia, Canada.

11.	ENTIRE AGREEMENT

This Agreement represents the entire agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties. The Manager acknowledges that he was not induced to enter into this Agreement by any representation, warranty, promise or other statement except as contained herein.

12.	AMENDMENT

This Agreement may not be amended or otherwise modified except in writing signed by both parties.

13.	HEADINGS

All headings and titles in this Agreement are for reference only and are not to be used in the interpretation of the terms hereof.

14.	ACCEPTANCE OF AGREEMENT

This Agreement is subject to the approval of the Board of Directors of the Company.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 4th day of August, 2005.

 /s/ Brian McClay

BRIAN MCCLAY

MOSQUITO CONSOLIDATED GOLD MINES LIMITED

Per: /s/ William Jefferies

Authorized Signatory